Exhibit 99.1

Hyperfine Reports Preliminary, Unaudited Fourth Quarter and Full Year 2025 Financial Results

Hyperfine Delivers Quarterly Record Revenue of Approximately $5.3 Million in Q4 2025, Representing Transformative Growth of 54% Compared to Prior Quarter; Exiting 2025 with Approximately $35 Million of Cash and Cash Equivalents.

Guilford, CONN. – January 12, 2026 – Hyperfine, Inc. (Nasdaq: HYPR), the groundbreaking health technology company that has redefined brain imaging with the first FDA-cleared AI-powered portable MRI system for the brain—the Swoop® system—today announced preliminary, unaudited revenue, net cash burn, and cash and cash equivalents for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Preliminary, Unaudited Financial Results

•

Preliminary, unaudited revenue for the fourth quarter 2025 is expected to be approximately $5.3 million, representing growth of 127% compared to the fourth quarter of 2024 and 54% sequentially compared to the third quarter of 2025.

•

Preliminary, unaudited net cash burn for the fourth quarter of 2025 excluding financings is expected to be approximately $5.7 million[1], down 30% compared to the fourth quarter of 2024 and 3% sequentially compared to the third quarter of 2025.

Full Year 2025 Preliminary, Unaudited Financial Results

•	Preliminary, unaudited revenue for the year ended December 31, 2025 is expected to be approximately $13.5 million, representing growth of 5% compared to the prior year.

•	Preliminary, unaudited net cash burn for the year ended December 31, 2025 excluding financings is expected to be approximately $29.9 million[1], down 22% compared to the prior year.

•	Preliminary, unaudited cash and cash equivalents as of December 31, 2025 is expected to be approximately $35.1 million.

“I am very pleased with our record fourth quarter, driven by success across all business verticals with placements in hospitals including technology upgrades, in neurology offices, and international markets,” said Maria Sainz, President and CEO of Hyperfine, Inc. “We are seeing the realization of mainstream adoption of our technology following the recent launches of the next generation Swoop® System, the Optive AITM software, and our entrance into the new neurology office market.”

Hyperfine expects to provide complete fourth quarter and full year 2025 financial results and 2026 financial outlook during its fourth quarter 2025 earnings call in March 2026.

[1]

Cash burn is calculated as change in cash and cash equivalents less net financing proceeds, which includes shares issued under the Company’s “at-the-market” offering program, the Company’s February 2025 registered direct offering, and the Company’s October 2025 underwritten public offering. Cash and cash equivalents were $45.8 million as of September 30, 2024, $37.6 million as of December 31, 2024, $21.6 million as of September 30, 2025, and preliminary, unaudited are expected to be approximately $35.1 million as of December 31, 2025; net financing proceeds in the aggregate were less than $0.1 million for the quarter ended December 31, 2024, and preliminary, unaudited are expected to be approximately $19.3 million for the quarter ended December 31, 2025. Cash and cash equivalents were $75.2 million as of December 31, 2023, $37.6 million as of December 31, 2024, and preliminary, unaudited are expected to be approximately $35.1 million as of December 31, 2025; net financing proceeds in the aggregate were $0.8 million for the year ended December 31, 2024, and preliminary, unaudited are expected to be approximately $27.3 million for the year ended December 31, 2025. All quarterly numbers presented herein are unaudited.

About the Swoop® Portable MRI Systems

The Swoop® Portable MR Imaging® Systems are U.S. Food and Drug Administration (FDA) cleared for brain imaging of patients of all ages. They are portable, ultra-low-field magnetic resonance imaging devices for producing images that display the internal structure of the head where full diagnostic examination is not clinically practical. When interpreted by a trained physician, these images provide information that can be useful in determining a diagnosis.

About Hyperfine, Inc.

Hyperfine, Inc. (Nasdaq: HYPR) is the groundbreaking health technology company that has redefined brain imaging with the Swoop® system—the first FDA-cleared, portable, ultra-low-field, magnetic resonance brain imaging system capable of providing imaging at multiple points of professional care. The mission of Hyperfine, Inc. is to revolutionize patient care globally through transformational, accessible, clinically relevant diagnostic imaging. Founded by Dr. Jonathan Rothberg in a technology-based incubator called 4Catalyzer, Hyperfine, Inc. scientists, engineers, and physicists developed the Swoop® system out of a passion for redefining brain imaging methodology and how clinicians can apply accessible diagnostic imaging to patient care. For more information, visit HyperfineMRI.com.

The Hyperfine logo, Swoop, and Portable MR Imaging are registered trademarks of Hyperfine, Inc. The Swoop logo, Optive AI logo, and Optive AI are trademarks of Hyperfine, Inc.

Use of Non-GAAP Financial Information

Hyperfine, Inc. has presented certain financial information in accordance with U.S. GAAP and on a non-GAAP basis. The non-GAAP financial measure included in this press release is net cash burn. Management uses this non-GAAP financial measure, in addition to GAAP financial measures, as a measure of operating performance because the non-GAAP financial measure does not include the impact of items that management does not consider indicative of Hyperfine, Inc.’s core operating performance. Management believes that this non-GAAP financial measure, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain financing proceeds that are not indicative of the Company’s core operating results. Management uses non-GAAP measures to compare the Company’s performance relative to forecasts and strategic plans and to benchmark the Company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under U.S. GAAP. Hyperfine, Inc. encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. The reconciliation between GAAP and non-GAAP net cash burn is presented above.

Preliminary Financial Information

The preliminary financial information included in this press release is unaudited and is subject to completion of Hyperfine, Inc.’s quarter-end and year-end closing procedures and further financial review. Actual results may differ from these estimates as a result of the completion of quarter-end and year-end closing procedures, review adjustments and other developments that may arise between now and the time such financial information for the periods is finalized. As a result, these estimates are preliminary, may change and constitute forward-looking information and, as a result, are subject to risks and uncertainties. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles, and they should not be viewed as indicative of our results for any future period. Hyperfine, Inc.’s independent registered public accountants have not audited, reviewed, compiled, or performed any procedures with respect to these estimated financial results and, accordingly, do not express an opinion or any other form of assurance with respect to these preliminary estimates.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results of Hyperfine, Inc. (the “Company”) may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations about the Company’s financial and operating results, including the Company’s expected revenue, cash position, and cash burn, the Company’s goals and commercial plans, the benefits of the Company’s products and services, and the Company’s future performance, including its financial performance, and its ability to implement its strategy, including its entrance into new markets. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the completion the Company’s quarter-end and year-end closing procedures for its financial statements for the year ended December 31, 2025; the success, cost and timing of the Company’s product development and commercialization activities, including the degree that the Swoop® system is accepted and used by healthcare professionals; the inability to maintain the listing of the Company’s Class A common stock on the Nasdaq Stock Market; the Company’s inability to grow and manage growth profitably and retain its key employees; changes in applicable laws or regulations; the inability of the Company to raise financing in the future; the inability of the Company to progress on product advancements and improvements; the inability of the Company to obtain and maintain regulatory clearance or approval for its products, and any related restrictions and limitations of any cleared or approved product; the inability of the Company to identify, in-license or acquire additional technology; the inability of the Company to maintain its existing or future license, manufacturing, supply and distribution agreements and to obtain adequate supply of its products; the inability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently marketing or developing; the size and growth potential of the markets for the Company’s products and services, and its ability to serve those markets, either alone or in partnership with others; the pricing of the Company’s products and services and reimbursement for medical procedures conducted using the Company’s products and services; anticipated National Institutes of Health funding pressures; the effect of U.S. export controls and tariffs; the Company’s estimates regarding expenses, revenue, capital requirements and needs for additional financing; the Company’s financial performance; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including those under “Risk Factors” therein. The Company cautions readers that the foregoing list of factors is not exclusive and that readers should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

Media Contact

Devin Zell

Hyperfine

dzell@hyperfine.io

Investor Contact

Webb Campbell

Gilmartin Group LLC

webb@gilmartinir.com

# # #